Form N-SAR, Sub-Item 77Q1(e)
Copies of any new or amended
investment advisory contract

Nuveen Arizona Premium Income Municipal
Fund, Inc. formerly, Nuveen Arizona Premium Income
Municipal Fund, Inc.


333-182699
811-07278


We incorporate by reference to this Sub-Item
77Q1(e), the form of the Investment Management
Agreement and Sub-advisory agreement, filed as exhibits to Form POS 8C on March 20, 2013, accession number 0001193125-13-117509.